Exhibit 10.31

THIRD AMENDMENT

TO LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Third Amendment”) is entered into as of July 31, 2003 by and among, on the one hand, Hologic, Inc., a Delaware corporation (“Parent”), and Direct Radiography Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“DRC” and jointly, severally and jointly and severally with Parent, the “Borrowers”), and, on the other hand, the financial institutions from time to time party to the Loan Agreement referred to below (collectively, the “Lenders”) and Wells Fargo Foothill, Inc. (formerly known as Foothill Capital Corporation), as agent for the Lenders under the Loan Agreement (in such capacity, the “Agent”).

RECITALS

The Borrowers, the Agent and the Lenders are parties to the Loan and Security Agreement dated as of September 21, 2001, as amended by the First Amendment to Loan and Security Agreement dated as of December 8, 2001 and the Second Amendment to Loan and Security Agreement dated as of February 10, 2003 (as so amended, as amended hereby and as further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). The Borrowers have requested certain amendments to the Loan Agreement and to the Fee Letter, and the Lenders and the Agent are willing to amend the Loan Agreement and the Fee Letter as requested by the Borrowers on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties signatory hereto agree as follows.

1.    Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Loan Agreement.

2.    Amendments to the Loan Agreement.

(a)    Section 1.1 of the Loan Agreement is hereby amended as follows:

(i)    The definition of “Applicable Prepayment Premium” is hereby amended and restated in its entirety as follows:

“Applicable Prepayment Premium” means, as of any date of determination, an amount equal to (a) during the period of time from and after the date of the execution and delivery of this Agreement up to the date that is the first anniversary of the Closing Date, 3% times the sum of (i) the Maximum Revolver Amount, plus (ii) the outstanding principal balance of the Term Loan on the Closing Date, (b) during the period of time from and including the date that is the first anniversary of the Closing Date up to the date that is the second anniversary of the Closing Date, 2% times the sum of (i) the Maximum Revolver Amount, plus (ii) the outstanding principal balance of the Term Loan on the Closing Date, (c) during the period of time from and including the date that is the second anniversary of the Closing Date up to the date that is the third anniversary of the Closing Date, 1% times the sum of (i) the Maximum Revolver Amount, plus (ii) the outstanding principal balance of the Term Loan on the Closing Date, and (d) during the period of time from and including the date that is the third anniversary of the Closing Date up to the Maturity Date, 0.5% times the sum of (i) the Maximum Revolver Amount, plus (ii) the outstanding principal balance of the Term Loan on the Closing Date.

(ii)    The definition of “Base Rate Margin” is hereby amended and restated in its entirety as follows:

“Base Rate Margin” means 0.25 percentage points.

(iii)    The definition of “Maximum Revolver Amount” is hereby amended and restated in its entirety as follows:

“Maximum Revolver Amount” means $20,000,000.

(iv)    The definition of “Base Rate Margin” is hereby amended and restated in its entirety as follows:

“Term Loan Margin” means 1.00 percentage points.

(v)    The following new definition is hereby inserted in the appropriate alphabetical order:

“Cash Management Activation Event” has the meaning set forth in Section 2.7.

(b)    Section 2.1(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

    “(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to thelesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage less, as of any date of determination, the then outstanding principal balance on the Term Loan, or (ii) the Borrowing Base less the Letter of Credit Usage. For purposes of this Agreement, “Borrowing Base,” as of any date of determination, shall mean the sum of:

(I)    the lesser of

(A)    85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, and

(B)    an amount equal to Borrowers’ Collections with respect to Accounts for the immediately preceding 60 day period;

plus

(II)    50% of the Delaware Facility Value;

minus

(III)    the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

The Delaware Facility Value shall be included in the calculation of the Borrowing Base only after (i) Parent’s delivery of the Delaware Mortgage Documents and (ii) the completion of Agent’s due diligence review of the Delaware Facility, the results of which are satisfactory to Agent in its Permitted Discretion.”

(c)    Section 2.7(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b)    Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Borrowers, in form and substance acceptable to Agent. Each such Cash Management Agreement shall provide, among other things, that (i) all items of payment deposited in such Cash Management Account and proceeds thereof are held by such Cash Management Bank as agent or bailee-in-possession for Agent, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) upon notice from the Agent that Availability is less than $4,000,000 (a “Cash Management Activation Event”), the Cash Management Bank immediately will forward, by daily sweep, all amounts in the applicable Cash Management Account to the Agent’s Account without further consent from or notice to the Borrowers. The right of the Agent under the foregoing clause (iii) to sweep amounts on deposit in the Cash Management Accounts to the Agent’s Account shall remain effective at all times during the pendency of a Cash Management Activation Event and for a period of 10 days following that date on which the Cash Management Activation Event has been cured by Borrowers. On or before the first Business Day after the last day of such 10 day period and so long as no new Cash Management Activation Event has occurred during such period, Agent shall withdraw the notice described in the foregoing clause (iii) by written notice to the Cash Management Bank effective as of such Business Day.”

(d)    Section 2.8 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“2.8    Crediting Payments; Float Charge. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 2:00 p.m. (Boston, Massachusetts time). If any payment item is received into the Agent’s Account on a non-Business Day or after 2:00 p.m. (Boston, Massachusetts time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. From and after the Closing Date, Agent shall be entitled to charge Borrowers for 1 Business Day of ‘clearance’ or ‘float’ at the rate applicable to Base Rate Loans under Section 2.6 on all Collections of accounts receivable that are received by Borrowers (regardless of whether forwarded by the Cash Management Banks to Agent) based on the number of Business Days (and not calendar days) elapsed. This across-the-board 1 Business Day clearance or float charge on all such Collections of accounts receivable is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrowers and shall apply irrespective of whether or not there are any outstanding monetary Obligations, the effect of such clearance or float charge being the equivalent of charging 1 Business Day of interest on such Collections. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.8 shall be for the exclusive benefit of Agent.”

(e)    Section 2.11(a) of the Loan Agreement is hereby amended by deleting the figure “0.5%” and inserting in lieu thereof the figure “0.30%”.

(f)    Section 3.4 of the Loan Agreement is hereby amended by deleting the words “September 21, 2004 (the “Maturity Date”)” and inserting in lieu thereof the words “September 21, 2005 (the “Maturity Date”)”.

(g)    Section 4.6 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“4.6    Right to Inspect; Appraisals. Agent may conduct, or cause to be conducted, one field audit during each calendar year commencing on an anniversary the Closing Date, and Borrowers shall reimburse Agent for up to $15,000 of expenses incurred by Agent in connection with such audit. If at any time Borrowers have a Required Availability of less than $10,000,000, at Borrowers’ expense, Agent may conduct one appraisal of the Real Property Collateral every two years. Upon the occurrence and during the continuance of a Default or Event of Default, such appraisals (including appraisals of the Real

Property Collateral), audits, inspections and/or other field examinations may be performed as Agent deems necessary.”

(h)    Section 6.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“6.2    Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Agent:

Weekly	(a) a report of Collections of accounts receivable;

Monthly	(b) the Borrowing Base Certificate;

Monthly (not later than the 15th day of each month)	(c) a detailed aging, by total, of the Accounts, and (d) a summary aging, by vendor, of Borrowers’ accounts payable and any book overdraft;

Annually (not later than 30 days before each fiscal year end)	(e) a detailed list of each Borrower’s customers;

Upon request by Agent

(f) copies of invoices in connection with the Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with the Accounts and, for Inventory and Equipment acquired by Borrowers, purchase orders and invoices,

(g) a report regarding each Borrower’s accrued, but unpaid, ad valorem taxes, and

(h) such other reports as to the Collateral, or the financial condition of Borrowers, as Agent may request.

If Lenders make any Advance to Borrowers under Section 2.1, Agent may require in its Permitted Discretion that Borrowers deliver the foregoing documents on a more frequent basis than is set forth above.”

(i)    Section 6.3(a) of the Loan Agreement is hereby amended first by deleting subsection (iii) thereof in its entirety and second by amending and restating subsection (ii) thereof in its entirety as follows:

    “(ii)    a Compliance Certificate signed by the chief financial officer of Parent.”

(j)    Section 7.14 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“7.14    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower except for (a) Parent’s payment of a $6,000,000 royalty payment to the Guarantor and (b) transactions that are in the ordinary course of Borrowers’ business, upon fair and reasonable terms, that are fully disclosed to Agent, and that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliate.”

(k)    Exhibit C-1 of the Loan Agreement is hereby deleted in its entirety and replaced by the Exhibit C-1 attached to this Third Amendment.

(l)    Schedule 7.20 of the Loan Agreement is hereby deleted in its entirety and replaced by the Schedule 7.20 attached to this Third Amendment.

3.    Amendment to Fee Letter. Numbered paragraph 4 of the Fee Letter headed “Collateral Management Fee” is hereby amended and restated in its entirety as follows:

“4.    Collateral Management Fee. On the first Business Day of each calendar month, commencing with the first Business Day of the calendar month immediately following the Closing Date, Borrowers shall pay a collateral management fee, payable monthly in arrears to the Agent. The collateral management fee for each month or partial month shall be (a) $2,500 if Availability is greater than or equal to $7,500,000 at all times during such month or partial month and (b) $3,500 if Availability is less than $7,500,000 at any time during such month or partial month.”

4.    Fees and Interest.

(a)    Upon the effectiveness of this Third Amendment, Agent shall credit the Loan Account $35,951.58 consisting of:

(i)    $1,350.23 in respect of actual accrued interest on the Term Loan for the period from March 1, 2003 through and including June 30, 2003 in excess of the amount of interest that would have accrued on the Term Loan for such period had the provisions of this Third Amendment been effective as of March 1, 2003,

(ii)    $0.57 in respect of accrued interest on Advances,

(iii)    $6,000 in respect of previously charged audit fees,

(iv)    $10,000 in respect of previously charged collateral management fees,

(v)    $15,868.57 in respect of previously charged Unused Line Fees, and

(vi)    $2,732.21 in respect previously charged float charges.

(b)    Once determined, Agent shall also credit to the Loan Account the applicable fees, charges and accrued interest for the month of July, 2003 in respect of the items set forth in the preceding clauses (a)(i) through (a)(vi).

5.    Conditions Precedent to Third Amendment. This Third Amendment shall not be effective until each of the following conditions precedent has been satisfied.

(a)    The representations and warranties in this Third Amendment, the Loan Agreement, as amended by this Third Amendment, and the other Loan Documents shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)    No Event of Default shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein;

(c)    No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against the Borrowers or the Agent; and

(d)    The Agent shall have received payment in full of its out-of pocket expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the Loan Agreement and this Third Amendment.

6.    Cash Management Agreement. Within 60 days after the date of this Third Amendment, the Borrowers, the Agent and the Cash Management Bank shall enter into a new Cash Management Agreement satisfying the provisions of Section 2.7 of the Loan Agreement, as amended hereby.

7.    Representations and Warranties. Each Borrower hereby represents and warrants to the Agent that (a) the execution, delivery, and performance of this Third Amendment and the Loan Agreement are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene any (i) law, rule or regulation, (ii) any order, judgment, decree, writ, injunction or award of any arbitrator, court or governmental authority, (iii) the terms of its charter or bylaws, or (iv) any contract or undertaking to which it is a party or by which any of its properties may be bound or affected; (b) this Third Amendment and the Loan Agreement constitute such Borrower’s legal, valid, and binding obligation, enforceable against Borrower in accordance with its terms; and (c) this Third Amendment has been duly executed and delivered by such Borrower.

8.    Choice of Law. The validity of this Third Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of The Commonwealth of Massachusetts.

9.    Counterparts; Telefacsimile Execution. This Third Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Third Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of this Third Amendment. Any party delivering an executed counterpart of this Third Amendment by facsimile also shall deliver a manually executed counterpart of this Third Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Third Amendment.

10.    Effect on Loan Agreement and Other Loan Documents. The Loan Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Third Amendment shall not operate as a waiver of or, except as expressly set forth herein, as an amendment of, any right, power, or remedy of the Agent under the Loan Agreement or any other Loan Document, as in effect prior to the date hereof.

11.    Further Assurances. The Borrowers shall execute and deliver all agreements, documents, and instruments, each in form and substance satisfactory to Agent, and take all actions as the Agent may reasonably request from time to time, to perfect and maintain the perfection and priority of Agent’s security interest in the Collateral and to fully consummate the transactions contemplated under this Third Amendment and the Loan Agreement, as amended by this Third Amendment.

12.    Miscellaneous.

(a)    Upon and after the effectiveness of this Third Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

(b)    The Loan Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of the Borrowers to the Agent and the Lenders.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Loan and Security Agreement to be executed as of the date first above written.

BORROWERS: HOLOGIC, INC.,

By:	/s/ GLENN P. MUIR

Glenn P. Muir, Chief Financial Officer

DIRECT RADIOGRAPHY CORP.,

By:	/s/ GLENN P. MUIR

Glenn P. Muir, Vice President-Finance

AGENT AND REQUIRED LENDERS: WELLS FARGO FOOTHILL, INC. as Agent and as sole Lender

By:	/s/ ANDREW T. FURLONG, III

Andrew T. Furlong, III, Vice President

The undersigned hereby acknowledges this Third Amendment and ratifies and confirms its obligations under the Guaranty and Security Agreement and any other Loan Document to which it is a party.

X-RAY TECHNOLOGY CORP.

By:	/s/ GLENN P. MUIR

Glenn P. Muir, Vice President-Finance

Signature Page

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Administrative Borrower’s letterhead]

To:	Wells Fargo Foothill, Inc., as Agent

under the below-referenced Loan Agreement

One Boston Place, 18th Floor

Boston, Massachusetts 02108

Attn: Business Finance Division Manager

Re:	Compliance Certificate dated

Ladies and Gentlemen:

Reference is made to the Loan and Security Agreement dated as of September 21, 2001 (as amended to the date hereof and as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among, on the one hand, Hologic, Inc., a Delaware corporation, as Administrative Borrower, (“Administrative Borrower”), and Direct Radiography Corp., a Delaware corporation (collectively with the Administrative Borrower, the “Borrowers”) and, on the other hand, the lenders signatory thereto (the “Lenders”) and Wells Fargo Foothill, Inc., as agent for the Lenders (“Agent”). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Loan Agreement unless specifically defined herein.

The undersigned officer of the Administrative Borrower hereby certifies on behalf of the Administrative Borrower and not individually that as represented in the Borrowers’ attached quarterly financial statements submitted to the SEC, Borrowers were not in violation of the terms of the Loan Agreement as of related fiscal quarter end.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this              day of             ,             .

HOLOGIC, INC., as Administrative Borrower

By:

Glenn P. Muir, Chief Financial Officer

Schedule 7.20

Financial Covenants

(a)    Minimum EBITDA. For each fiscal quarter, Borrowers shall maintain EBITDA of not less than $1,500,000.

(b)    Tangible Net Worth. Borrowers shall have a Tangible Net Worth of at least $100,000,000 as of the last day of each fiscal quarter.

(c)    Capital Expenditures. Borrower shall not make capital expenditures in excess of $3,000,000 in any fiscal quarter.